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 EXHIBIT 23 (d) (21) SUB-ADVISORY AGREEMENT ON BEHALF OF VAN KAMPEN LARGE CAP
                                      CORE

                   AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
                   AEGON/TRANSAMERICA FUND ADVISERS, INC. AND
                   MORGAN STANLEY INVESTMENT MANAGEMENT, INC.

THIS AMENDMENT is made as of May 1, 2004 to the Sub-Advisory Agreement dated May 1, 2002 (the "AGREEMENT") between AEGON/Transamerica Fund Advisers, Inc., a Florida corporation ("ATFA") and Morgan Stanley Investment Management, Inc., a Delaware corporation (the "SUB-ADVISER"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. PORTFOLIO NAME CHANGE. Any references to Van Kampen Asset Allocation are revised to mean Van Kampen Large Core in response to a name change of the portfolio, effective May 1, 2004.

2. COMPENSATION. Effective May 1, 2004, the sub-advisory fee rate for Van Kampen Active International Allocation is as follows:

                  0.45% of the first $250 million of the portfolio's average daily net assets;

                  0.43% of the portfolio's average daily net assets from $250 million to $500 million; and

                  0.40% of the portfolio's average daily net assets over $500 million.

In all other respects, the Agreement dated May 1, 2002 is confirmed and remains in full force and effect.

           IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of May 1, 2004.

     ATTEST:                              AEGON/TRANSAMERICA FUND ADVISERS, INC.

     By: _______________________________     By: _______________________________

     Name:______________________________     Name: _____________________________

     Title: ____________________________     Title: ____________________________

     ATTEST:                               MORGAN STANLEY ASSET MANAGEMENT, INC.

     By: _______________________________     By: _______________________________

     Name:______________________________     Name: _____________________________

     Title: ____________________________     Title: ____________________________